CNX Coal Resources LP Announces Results for the Second Quarter 2017

PITTSBURGH, PA - July 31, 2017 - CNX Coal Resources LP (NYSE: CNXC) today reported financial and operating results for the quarter ended June 30, 2017.

Second Quarter 2017 Results

Highlights of the CNXC second quarter 2017 results include:

•	Cash distribution of $0.5125 per limited partner unit

•	Net income of $11.5 million

•	Adjusted EBITDA[1] improves 50% to $25.0 million, compared to the year-ago period

•	Distribution coverage ratio[1] of 1.0x

•	Leverage ratio[1] improves to 1.9x compared to 2.5x on December 31, 2016

•	Coal sales improve 10% to 1.7 million tons, compared to the year-ago period

•	Average revenue per ton increases by 10%, compared to the year-ago period

Management Comments

"The second quarter of 2017 was a very strong operational quarter despite soft demand in most of our markets compared to the first quarter. This was the third consecutive quarter in which the Pennsylvania Mining Complex (PAMC) produced above a 27 million ton (6.75 million tons for CNXC's 25% undivided interest) annualized run rate. The quarter once again demonstrated our ability to deliver solid results under changing market conditions." said Jimmy Brock, Chief Executive Officer of CNX Coal Resources GP LLC (the "General Partner"). "The second quarter results continue our track record of delivering strong operational and sales performance, year-over-year earnings growth, significant cash generation and continued debt reduction, despite an inconsistent industry backdrop. With the second quarter results, we have achieved a leverage ratio below 2.0x, a key financial goal that we laid out in December 2016 for year-end 2017."

Sales & Marketing

CNXC had another solid sales quarter, delivering 1.7 million tons of coal to 42 different end users. During the quarter, we contracted additional tons for 2018, bringing our total contracted position to 68% of expected sales volumes for 2018 based on the midpoint of 2017 sales guidance. With over two-thirds of our 2018 volume contracted, we are very well-positioned heading into the upcoming utility contracting season, enabling us to be selective in constructing our portfolio to drive a higher weighted average realization and capture strategic customer plants. We continue to proactively work with customers to keep our coal competitive in the market place.

The CNXC marketing team was also successful in contracting significant volumes of coal for the 2019-2021 period. These new sales commitments are for volumes beyond the normal course of renewing or extending our existing contracts. While much has been discussed about the shrinking duration of utility contracts, our marketing team demonstrated our ability to enter into longer term (3+ years out) commitments with the right partners. Approximately 30% of the PAMC's 2019 planned production is now sold. We have built a solid base upon which to construct our future sales book.

As stated in previous releases, PAMC continues to grow its market share in traditional and non-traditional markets.  During the second quarter, CNXC expanded its sales portfolio by adding three new international thermal customers and one new domestic metallurgical customer. These new avenues are a culmination of the strategic marketing efforts of our team and improvements in the sulfur content of coal produced by PAMC.

In the international markets, we have taken advantage of more than 50% year-over-year improvement in spot thermal coal prices during the second quarter to maintain strong export volumes and substantially improve our export realizations relative to the year-ago quarter.

For the remainder of 2017, as mines and railroads return from their annual maintenance shutdown periods, we expect demand for our production to increase in the domestic markets. It is also noteworthy that the U.S. Energy Information Administration's (EIA) latest inventory report indicated a weaker-than-expected stockpile build at coal-fired power plants, which is a positive development for coal producers. Power plant coal inventories ended the month of May at approximately 165 million tons, the lowest May inventory level since 2014 and approximately 28 million tons improved from May 2016 levels. With summer weather now upon most of the nation, we expect that power demand should increase coal and gas consumption, which will continue to draw down stockpiles and potentially improve pricing dynamics for coal. Looking forward, EIA is projecting that the Henry Hub spot natural gas price will average $3.10/mmBtu in 2017 and grow to $3.40/mmBtu in 2018. Our coal-fired customer plants are expected to dispatch well at these natural gas prices.

Operations Summary

Our operations team continues to deliver strong production volumes. For the second quarter, CNXC produced 1.7 million tons of coal, compared to 1.5 million tons in the year-ago quarter. More importantly, our productivity, as defined by tons per employee-hour, increased by 7% compared to the year-ago quarter. We sold 1.7 million tons of coal during the second quarter of 2017 compared to 1.5 million tons during the year-ago period. Our average realized price improved by 10% compared to the year-ago period, as the pricing on export shipments improved significantly. Export shipments accounted for approximately 31% of our total sales volume.

Our total cost of coal sold increased to $59.0 million during the second quarter, compared to $53.2 million during the year-ago quarter, driven primarily by higher coal sales volume. The average cost of coal sold1 in the quarter increased by 1.0% to $34.79 per ton, compared to $34.46 per ton in the year-ago quarter. Our average cash margin per ton sold1 improved by 23.9% compared to the year-ago quarter due to a higher average realized price.

		Three Months Ended
		June 30, 2017	June 30, 2016
Coal Production	million tons	1.7	1.5
Coal Sales	million tons	1.7	1.5
Average Revenue Per Ton	per ton	$44.75	$40.61
Average Cost of Coal Sold	per ton	$34.79	$34.46
Average Cash Margin Per Ton Sold	per ton	$15.67	$12.65

Note: The Partnership has recast the above table to retrospectively reflect the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

Quarterly Distribution

During the second quarter of 2017, CNXC generated net cash provided by operating activities of $23.1 million and distributable cash flow1 of $11.6 million, yielding a distribution coverage ratio of 1.0x1. Our distribution coverage ratio calculation is based on the estimated maintenance capital expenditure of $9.0 million, while our actual cash maintenance capital expenditure for the second quarter was $3.4 million. Based on our current outlook for the coal markets and distributable cash flow generated during the quarter, the Board of Directors of the general partner, has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. The Board of Directors has also approved a cash distribution of approximately $0.4678 per unit to the holder of the convertible Class A Preferred Units.  As previously announced on July 27, 2017, the distribution to all unitholders of the Partnership will be made on August 15, 2017 to such holders of record at the close of business on August 7, 2017.

Guidance and Outlook

Based on our current contracted position, production plans and outlook for the coal markets, we are maintaining our sales volume and Adjusted EBITDA outlook for 2017:

•	Coal sales of 6.4-6.9 million tons

•	Adjusted EBITDA[2] of $95-$115 million

•	Maintenance capital expenditures of $30-$34 million

Second Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the second quarter of 2017 financial and operational results, is scheduled for July 31, 2017 at 5:00 PM EDT. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.cnxlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

1 "Adjusted EBITDA", "Distribution coverage ratio", "Distributable cash flow", "Average cost of coal sold", “Average cash margin per ton sold” and "Leverage ratio" are non-GAAP financial measures, which are reconciled to GAAP financial measures under the caption "Reconciliation of Non-GAAP Financial Measures".
2 CNXC is unable to provide a reconciliation of Adjusted EBITDA guidance to Net Income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CNX Coal Resources LP

CNX Coal Resources is a growth-oriented master limited partnership formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active coal operations in Pennsylvania. Its assets include a 25% undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@cnxlp.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as general and administrative costs and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cost of coal sold per ton, less depreciation, depletion and amortization.

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CNX Coal Resources LP 2015 Long-Term Incentive Plan ("Unit Based Compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities.

We define leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2017	2016
Total Costs	$70,998	$63,310
Freight Expense	(4,441)	(2,797)
Selling, General and Administrative Expenses	(3,652)	(1,969)
Interest Expense	(2,396)	(2,076)
Other Costs (Non-Production)	(934)	(2,564)
Depreciation, Depletion and Amortization (Non-Production)	(550)	(749)
Cost of Coal Sold	$59,025	$53,155

The following table presents a reconciliation of average cash margin per ton for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,
	2017	2016
Total Coal Revenue	$75,927	$62,640
Operating and Other Costs	50,232	46,046
Depreciation, Depletion and Amortization	10,277	10,422
Less: Other Costs (Non-Production)	(934)	(2,564)
Less: Depreciation, Depletion and Amortization (Non-Production)	(550)	(749)
Total Cost of Coal Sold	$59,025	$53,155
Total Tons Sold	1,697	1,543
Average Revenue Per Ton Sold	$44.75	$40.61
Average Cost Per Ton Sold	34.79	34.46
Average Margin Per Ton Sold	9.96	6.15
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	5.71	6.50
Average Cash Margin Per Ton Sold	$15.67	$12.65

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2017	2016
Net Income	$11,474	$3,907
Plus:
Interest Expense	2,396	2,076
Depreciation, Depletion and Amortization	10,277	10,422
Unit Based Compensation	841	307
Adjusted EBITDA	$24,988	$16,712
Less:
Cash Interest	2,539	1,789
PA Mining Acquisition Adjusted EBITDA	—	3,368
Distributions to Preferred Units	1,851	—
Estimated Maintenance Capital Expenditures	8,976	6,752
Distributable Cash Flow	$11,622	$4,803

Net Cash Provided by Operating Activities	$23,092	$21,320
Plus:
Interest Expense	2,396	2,076
Other, Including Working Capital	(500)	(6,684)
Adjusted EBITDA	$24,988	$16,712
Less:
Cash Interest	2,539	1,789
PA Mining Acquisition Adjusted EBITDA	—	3,368
Distributions to Preferred Units	1,851	—
Estimated Maintenance Capital Expenditures	8,976	6,752
Distributable Cash Flow	$11,622	$4,803
Distributions	$12,228	$12,144
Distribution Coverage	1.0	0.4

Note: The above table reflects the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

The following table presents a reconciliation of leverage ratio (in thousands, except per ton information).

Twelve Months Ended
June 30, 2017
Net Income	$43,668
Plus:
Interest Expense	9,518
Depreciation, Depletion and Amortization	42,053
Unit Based Compensation	2,277
Capitalized Interest	264
Amortization of Debt Issuance Costs	(898)
EBITDA Per Revolving Credit Agreement	$96,882

Borrowings on Revolving Credit Facility	$190,000
Capitalized Leases	198
Total Debt	190,198
Less:
Cash on Hand	6,608
Net Debt Per Revolving Credit Agreement	$183,590

Leverage Ratio (Net Debt/EBITDA)	1.9

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; and other factors discussed in our 2016 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)
(unaudited)

	For the Three Months Ended,
	June 30,
	2017	2016	Variance
Revenue:
Coal Revenue	$75,927	$62,640	$13,287
Freight Revenue	4,441	2,797	1,644
Other Income	2,104	1,780	324
Total Revenue and Other Income	82,472	67,217	15,255
Cost of Coal Sold:
Operating Costs	49,298	43,482	5,816
Depreciation, Depletion and Amortization	9,727	9,673	54
Total Cost of Coal Sold	59,025	53,155	5,870
Other Costs:
Other Costs	934	2,564	(1,630)
Depreciation, Depletion and Amortization	550	749	(199)
Total Other Costs	1,484	3,313	(1,829)
Freight Expense	4,441	2,797	1,644
Selling, General and Administrative Expenses	3,652	1,969	1,683
Interest Expense	2,396	2,076	320
Total Costs	70,998	63,310	7,688
Net Income	$11,474	$3,907	$7,567

Limited Partner Units Outstanding - Basic	23,329,702	23,222,134	108
Limited Partner Units Outstanding - Diluted	23,470,050	23,301,391	169

Net Income Allocable to Limited Partner Units	$9,431	$2,556	$6,875

Net Income per Limited Partner Unit	$0.40	$0.11	$0.29

Adjusted EBITDA	$24,988	$16,712	$8,276

Distributable Cash Flow	$11,622	$4,803	$6,819

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CNX COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

ASSETS	June 30, 2017	December 31, 2016
Current Assets:
Cash	$6,608	$9,785
Trade Receivables	26,025	23,418
Other Receivables	1,152	515
Inventories	14,007	11,491
Prepaid Expenses	2,680	3,512
Total Current Assets	50,472	48,721
Property, Plant and Equipment:
Property, Plant and Equipment	883,343	876,690
Less—Accumulated Depreciation, Depletion and Amortization	462,587	442,178
Total Property, Plant and Equipment—Net	420,756	434,512
Other Assets:
Other	19,107	21,063
Total Other Assets	19,107	21,063
TOTAL ASSETS	$490,335	$504,296

LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$16,003	$18,797
Accounts Payable—Related Party	2,196	1,666
Other Accrued Liabilities	44,403	44,318
Total Current Liabilities	62,602	64,781
Long-Term Debt:
Revolver, Net of Debt Issuance and Financing Fees	187,292	197,843
Capital Lease Obligations	109	146
Total Long-Term Debt	187,401	197,989
Other Liabilities:
Pneumoconiosis Benefits	2,613	2,057
Workers’ Compensation	3,131	3,090
Asset Retirement Obligations	9,320	9,346
Other	437	463
Total Other Liabilities	15,501	14,956
TOTAL LIABILITIES	265,504	277,726
Partners' Capital:
Class A Preferred Units (3,956,496 Units Outstanding at June 30, 2017 and December 31, 2016)	69,151	69,151
Common Units (11,718,635 Units Outstanding at June 30, 2017; 11,618,456 Units Outstanding at December 31, 2016)	140,607	140,967
Subordinated Units (11,611,067 Units Outstanding at June 30, 2017 and December 31, 2016)	(8,880)	(7,631)
General Partner Interest	12,223	12,274
Accumulated Other Comprehensive Income	11,730	11,809
Total Partners' Capital	224,831	226,570
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$490,335	$504,296

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$11,474	$3,907
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	10,277	10,422
Gain on Sale of Assets	(1,403)	(1)
Unit Based Compensation	841	307
Other Adjustments to Net Income	225	229
Changes in Operating Assets:
Accounts and Notes Receivable	(882)	1,596
Inventories	(1,291)	2,510
Prepaid Expenses	837	1,201
Changes in Other Assets	58	(1,456)
Changes in Operating Liabilities:
Accounts Payable	609	(1,399)
Accounts Payable - Related Party	432	(405)
Other Operating Liabilities	1,944	2,899
Changes in Other Liabilities	(29)	1,510
Net Cash Provided by Operating Activities	23,092	21,320
Cash Flows from Investing Activities:
Capital Expenditures	(3,442)	(3,276)
Proceeds from Sales of Assets	1,500	—
Net Cash Used in Investing Activities	(1,942)	(3,276)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(26)	(24)
Payments on Revolver	(7,000)	(2,000)
Payments for Unitholder Distributions	(14,050)	(12,144)
Net Change in Parent Advances	—	(4,047)
Net Cash Used in Financing Activities	(21,076)	(18,215)
Net Increase (Decrease) in Cash	74	(171)
Cash at Beginning of Period	6,534	9,134
Cash at End of Period	$6,608	$8,963

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.